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                                                                    Exhibit 15.1
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LETTER REGARDING UNAUDITED INFORMATION


Stockholders and Board of Directors
SUPERVALU INC.
Eden Prairie, Minnesota


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of SUPERVALU INC. and subsidiaries for the periods ended June 15, 1996 and June 17, 1995, as indicated in our report dated July 19, 1996, for the periods ended September 7, 1996 and September 9, 1995, as indicated in our report dated October 17, 1996 and for the periods ended November 30, 1996 and December 2, 1995, as indicated in our report dated January 9, 1997. Because we did not perform an audit on such information, we expressed no opinion on it in our reports.

We are aware that our reports referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarters ended June 15, 1996, September 7, 1996, and November 30, 1996 are incorporated by reference in the Registration Statements (No. 33-28310, No. 33-16934, No. 2-56896, No. 33-50071, No.
333-10151, and the Registration Statement to be filed with the Securities and Exchange Commission on or about April 9, 1997 on Form S-8 and No. 33-56415 on Form S-3).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of that act.



/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 3, 1997